Exhibit 10.11
AMENDMENT NO. 1
TO THE
VERINT SYSTEMS INC.
2004 STOCK INCENTIVE COMPENSATION PLAN
THIS AMENDMENT NO. 1 TO THE VERINT SYSTEMS INC. 2004 STOCK INCENTIVE COMPENSATION PLAN is made effective as of the 23rd day of December 2008, (the “Amendment”) by Verint Systems Inc., a Delaware corporation (the “Company”).
WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company to amend the Verint Systems Inc. 2004 Stock Incentive Compensation Plan (as amended and restated, the “Plan”), to make technical changes to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”);
WHEREAS, the Board of Directors of the Company has determined that this Amendment may be made without stockholder approval;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.	Section 2.16(b) of the Plan is amended by replacing the following “but if selling prices are not reported, the FMV of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other sources as the Committee deems reliable” with the following words “, or if no closing sales price was reported on that date, the closing sale price on the immediately preceding trading date”.

2.	Section 6.3 of the Plan is replaced in its entirety with the following:

Amounts equal to any dividends declared during the Deferral Period with respect to the number of shares covered by a Deferred Stock Award will be paid at the same time as the underlying Deferred Stock Award.

3.	The following sentence is added to the end of Section 6.5:

The Committee may, in its sole discretion, accelerate the delivery of all or any part of a Deferred Stock Award or waive the deferral or other limitations or restrictions for all or any part of a Deferred Stock Award in certain circumstances including among others, a Holder’s death, disability or a Change in Control; provided, however, if the Deferred Stock Award is subject to prior distribution elections, such Deferred Stock Award will be paid in accordance with such distribution election in compliance with Section 409A.

4.	Section 8.3 of the Plan is replaced in its entirety with the following:

Amounts equal to any dividends declared with respect to the number of shares of Common Stock covered by an Award of Restricted Stock Units will be paid at the same time as the underlying Award of Restricted Stock Units.

5.	The last sentence of Section 8.5 is deleted and replaced in its entirety with the following:

At the end of the Restriction Period the restrictions imposed hereunder shall lapse with respect to the applicable number of Restricted Stock Units as provided in the Restricted Stock Unit agreement. The Committee may, in its sole discretion, accelerate the delivery of all or any part of an Award of Restricted Stock Units or waive the deferral or other limitations or restrictions for all or any part of an Award of Restricted Stock Units in certain circumstances including among others, a Holder’s death, disability or a Change in Control; provided, however, if the Award of Restricted Stock Units is subject to prior distribution elections, such Award of Restricted Stock Units will be paid in accordance with such distribution election in compliance with Section 409A.

6.	The last sentence of Section 9.2 of the Plan is deleted in its entirety.

7.	The last sentence of Section 9.11 is replaced in its entirety with the following:

The Committee may, in its sole discretion, modify or accelerate the vesting and delivery of Options in certain circumstances including, among others, a Holder’s death, disability or a Change in Control; provided, however, if the Option is considered deferred compensation under Section 409A of the Code, such Option will be vested and delivered in accordance with prior distribution election in compliance with Section 409A.

8.	The last sentence of Section 10.2 of the Plan is replaced in its entirety with the following:

The base price of a Freestanding SAR shall be not less than 100% of the Fair Market Value of the Common Stock, as determined by the Committee, on the date of grant.

9.	A new sentence is added to the end of Section 12 as follows:

Notwithstanding any provision of this Plan to the contrary, to the extent an award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control is not described by Section 409A(a)(2)(A)(v) of the Code, then any resulting payment permitted by Section 12 that would be considered deferred compensation under Section 409A of the Code will instead be made to the Holder on the 30th day following the earliest of (A) the Holder’s “separation from service” with the Company (determined in accordance with Section 409A), (B) the date payment would have otherwise been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A), or (C) the Holder’s death.

10.	Section 15.5 of the Plan is deleted in its entirety.

11.	A new Section 17 is added to the Plan:
17.	Compliance with Section 409A.

17.1	It is the intention that any amounts payable under this Plan comply with the provisions of Section 409A so as not to subject any Holder to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. In furtherance thereof, to the extent that any provision hereof would result in any Holder being subject to payment of the additional tax, interest and tax penalty under Section 409A, the Company and the Holder agree to amend this Plan in order to bring this Plan into compliance with Section 409A; without materially changing the economic value of the arrangements under this Plan to the Company or any Holder; and thereafter the Company and any Holder interpret its provisions in a manner that complies with Section 409A. Notwithstanding the foregoing, no particular tax result for any Holder with respect to any income recognized by the Holder in connection with this Plan is guaranteed.

17.2.	Notwithstanding any provisions of this Plan to the contrary, if the Holder is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of his or her separation from service and if any portion of the payments or benefits to be received by the Holder upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Holder’s separation from service and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Holder’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Holder’s “separation from service” (within the meaning of Section 409A) and (ii) the Holder’s death.
Except as specifically amended by this Amendment, the Plan shall remain in full force and effect in accordance with its terms.